Exhibit 10.3

OPTION PURCHASE AGREEMENT

THIS OPTION PURCHASE AGREEMENT (“Agreement”), is dated as of November 4, 2005, and is entered into by and between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“DMC”), and SPIN FORGE, LLC, a California limited liability company (“Owner”), with regard to the following:

A.                                   The Owner owns certain real property (the “Land”) located in Los Angeles County, California, commonly known as 1700 East Grand Avenue, which is more particularly described on Exhibit A attached to this Agreement and incorporated herein by this reference.  The Land, together with all appurtenant easements and other appurtenances thereto, as well as all buildings, structures, and other improvements located thereon and all fixtures attached thereto, are referred to collectively as the “Property.”

B.                                     The Owner and DMC entered into a certain Operating Lease dated as of March 18, 1998 and amended that Operating Lease by a certain Agreement and Amendment to Operating Lease dated as of February 1, 2000 (as amended, the “Lease”).

C.                                     Also as of March 18, 1998, DMC and the Owner entered into an Option Agreement dated as of March 18, 1998 giving DMC an option (the “Option”) to purchase the Property from the Owner, which Option Agreement has previously been amended five times (as amended, the “Option Agreement”).

D.                                    DMC subleased the Property to Aerojet-General Corporation (“Aerojet”) pursuant to that certain written Sublease between DMC and Aerojet dated September 17, 2004 (the “Sublease”), a copy of which is attached to this Agreement as Exhibit B. DMC also assigned its rights in the Option to Aerojet pursuant to that certain written Option Agreement between DMC and Aerojet dated September 17, 2004 (the “Option Assignment”).  By the terms of the Option Assignment, Aerojet’s rights in the Option terminated on August 1, 2005.

E.                                      DMC has approached the Owner about further amending the Option Agreement to facilitate DMC’s possible sale of the Property to a third party after it exercises the Option. The Owner has, instead, proposed to DMC that it repurchase the Option.  The parties have reached agreement on such a resale of the entire Option to the Owner on the terms and conditions set forth in this Agreement so that, upon such resale, DMC will have no further rights in the Option or the Option Agreement.

F. All capitalized terms used not defined herein or the Glossary of Terms attached hereto shall have the meanings ascribed to those terms in the Option Agreement.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Purchase of Option. DMC hereby agrees to sell to the Owner and the Owner hereby agrees to buy from DMC the entire Option and the Option Agreement, free and clear of any lien, claim, right of third party or other encumbrance, for the Purchase Price and on the other terms herein set forth.

2.                                       Purchase Price.  The Purchase Price (“Purchase Price”) for the Option and Option Agreement shall be Two Million Three Hundred Thousand and No/100 Dollars ($2,300,000.00).

3.                                       Payment of Purchase Price.  The Purchase Price shall be paid to DMC as follows:

(a)                                  Deposit.  On the date of this Agreement (the “Effective Date”), the Owner shall pay to DMC outside of Escrow cash in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Non-Refundable Deposit”). At the Close of Escrow (as defined below), the amount of the Non-Refundable Deposit shall be credited towards payment of the Purchase Price.  If the Escrow does not close, the Non-Refundable Deposit shall be applied as set forth in this Agreement.

(b)                                 Cash Balance.  No later than two (2) business days prior to the Scheduled Close of Escrow (as defined below), the Owner shall deposit into Escrow the balance of the Purchase Price in cash, plus such other funds as may be required for the Owner to satisfy all prorations and other costs payable by it pursuant to the terms of this Agreement.  DMC shall provide wiring instructions (“Wiring Instructions”) to the Escrow Holder prior to the Scheduled Close of Escrow for the payment of the Purchase Price to DMC.

4.                                       Escrow and Deliveries Into Escrow.  DMC and the Owner shall cause the Opening of Escrow (as defined below) to occur on the Effective Date by taking the actions required of them in this Section 4.

(a)  Owner agrees to deliver into the Escrow within three (3) business days of the date hereof each of the following:

(i)                                     a fully executed counterpart of this Agreement, duly executed by Owner;

(ii)                                  two fully executed counterparts of an agreement in the form of the Amended and Restated Option Agreement attached hereto as Exhibit C (the “Amended and Restated Option Agreement”), duly executed by Owner;

(iii)                               two fully executed counterparts of an assignment of the Sublease (the “Sublease Assignment”) in the form of Exhibit D attached hereto, duly executed by Owner; and

(iv)                              the amount of any cash prorations computed in accordance with Paragraph 10 and which are payable by Owner.

(v)                                 The Owner also agrees to pay the remaining amount of the Purchase Price into Escrow no later than two (2) days prior to the Scheduled Close of Escrow.

(b) DMC agrees to deliver into the Escrow within three business days after the date hereof each of the following:

(i)                                     a fully executed counterpart of this Agreement, duly executed by DMC;

(ii)                                  two fully executed counterparts of the Amended and Restated Option Agreement, duly executed by DMC;

(iii)                               two fully executed counterparts of the Sublease Assignment, duly executed by DMC;

(iv)                              a fully executed quitclaim deed in the form of Exhibit E to this Agreement, duly executed by Aerojet and in recordable form (the “Aerojet Deed”); and

(v)                                 a fully executed quitclaim deed in the form of Exhibit F to this Agreement, duly executed by DMC and in recordable form (the “DMC Deed”).

(c)                                  Within five (5) days after the Opening of Escrow, the Escrow holder shall deliver a letter to the parties confirming the date of the Opening of Escrow.

5.                                       Conditions to the Close of Escrow.

(a)                                  [Intentionally deleted.]

(b)                                 Conditions Precedent to DMC’s Obligations.  The Close of Escrow and DMC’s obligations with respect to the transaction contemplated by this Agreement are subject to:

(i)                                     Owner’s Deliveries.  The Owner having delivered the funds and documents it is required by this Agreement to deliver into the Escrow.

(ii)                                  Breach of Warranty.  Each representation and warranty of the Owner herein shall be true and correct as of the Close of Escrow.  Escrow Holder shall assume that this condition has been satisfied unless notified to the contrary in writing by DMC prior to the Close of Escrow.

(c)                                  Failure of Close of Escrow.  If the Escrow fails to close for a reason other than DMC’s default under this Agreement, (i) this Agreement and the Escrow shall terminate, (ii) the Non-Refundable Deposit shall be retained by DMC as liquidated damages in accordance with the provisions of Paragraph 13 (b) of this Agreement and (iii) the Option Agreement as amended by the Amended and Restated Option Agreement shall become effective as of 12:00 a.m. February 1, 2006 (the “Restated Option Agreement Effective Date”).  Unless and until the Amended and Restated Option Agreement becomes effective pursuant to the terms of this paragraph, the Option Agreement shall remain in full force and effect in its present form.

(d)                                 Instructions to Escrow Holder.  If this Agreement and the Escrow terminate pursuant to the immediately preceding paragraph, Escrow Holder is hereby instructed to promptly (i) deliver a fully executed original of each of the Amended and Restated Option Agreement to DMC and the Owner, (ii) deliver all copies of the Sublease Assignment to DMC and (iii)  deliver to Owner and DMC all other funds and documents deposited by them, respectively, into Escrow which are held by Escrow Holder on the date of said termination, less, in the case of the party otherwise entitled to such funds, however, the amount of any cancellation charges required to be paid by such party under Paragraph 5(e).

(e)                                  Cancellation Fees and Expenses.  In the event this Escrow terminates because of the default of either party, the defaulting party shall pay all cancellation charges required to be paid by and to Escrow Holder.  In all other cases, all such cancellation charges shall be borne equally by the Owner and DMC.

(f)                                    Close of Escrow.  The Close of Escrow shall occur on January 31, 2006, or such earlier date agreed to by the parties (as applicable, the “Scheduled Close of Escrow”).

6.                                       [Intentionally deleted.]

7.                                       Costs and Expenses.

(a)                                  DMC’s Obligations.  DMC shall pay:

(i)                                     Transfer Tax.  Documentary transfer tax chargeable on the Aerojet Deed and the DMC Deed, if any.

(i)                                     Escrow Fees.  One-half (2) of all escrow fees and costs.

(ii)                                  Prorations.  DMC’s share of prorations, if any.

(b)                                 Owner’s Obligations.  The Owner shall pay (in addition to the Purchase Price):

(i)                                     Escrow Fees.  One-half (2) of all escrow fees and costs.

(ii)                                  Prorations.  The Owner’s share of prorations, if any.

(c)                                  Professional Fees, Etc.  The Owner and DMC shall each pay the legal and professional fees and fees of other consultants incurred by each of them respectively in connection with the transactions herein contemplated.

8.                                       Prorations.  The parties recognize that Aerojet is required to pay most expenses related to the operation of the Property and that there will be few, if any, expenses that are to be prorated in connection with the sale of the Option. Nevertheless, the parties agree that any revenues and other income from the Property, real property taxes and operating expenses, if any, affecting the Property and not paid directly by Aerojet pursuant to the provisions of the Sublease shall be prorated as of 11:59 p.m. on the day preceding the Close of Escrow. All bonds or special assessments, if any, due after the Close of Escrow, which relate to the Property and relate to events occurring prior to the Close of Escrow, shall be prorated as of the Close of Escrow.  Any supplementary tax bills received by the Owner following the Close of Escrow and not payable by Aerojet pursuant to the provisions of the Sublease relating to a period prior to the Close of Escrow shall be prorated by the parties as if said tax bills had been available at the Close of Escrow. All real property taxes and other prorations with respect to the Property shall be calculated as of 11:59 p.m. on the day preceding the Close of Escrow. For purposes of calculating prorations, the Owner shall be deemed to be in title to the Property, and therefore entitled to the income, if any, and responsible for the expenses, for the entire day upon which the Close of Escrow occurs.

9.                                       Disbursements and Other Actions by Escrow Holder.  On the date of the Scheduled Close of Escrow or such earlier time as the parties elect to close escrow, provided that each party has satisfied each of its obligations required by this Agreement to occur prior to the date of the Scheduled Close of Escrow, Escrow Holder shall promptly undertake all of the following in the manner indicated:

(a)                                  Funds.  Except as otherwise herein provided, disburse all funds deposited with Escrow Holder, less items to be charged to DMC hereunder, if any, to DMC as provided in DMC’s Wiring Instructions.

(b)                                 Recording.  Cause to be recorded in the Official Records the Aerojet Deed first followed by the DMC Deed, together with such other instruments, if any, that the parties may mutually direct to be recorded in the Official Records, and obtain conformed copies thereof for distribution to the Owner and DMC.

(c)                                  Deliver.  Deliver (i) to each party (1) a fully executed original of this Agreement and (2) a fully executed copy of the Sublease Assignment, and (ii) to Owner all originals of the Amended and Restated Option Agreement (which the parties agree shall then be of no force or effect, each party agreeing to destroy all executed originals and execution copies thereof).

(d)                                 The Owner expressly agrees that notwithstanding the recordation of the Aerojet Deed and the Close of Escrow it shall not disturb Aerojet in its occupancy and quiet enjoyment of the Property pursuant to the Sublease so long as Aerojet complies with its obligations thereunder. The parties agree that Aerojet is intended to be a third party creditor beneficiary of this paragraph.

10.                                 [Intentionally deleted.]

11.                                 DMC’s Representations and Warranties.  In addition to any other express agreements of DMC herein contained, the following constitute representations and warranties of DMC to the Owner, all of which representations and warranties shall survive the sale of the Option from DMC to Owner and the Close of Escrow.  Each of such representations and warranties shall be continuing and shall remain true and correct as of the Close of Escrow with the same force and effect as if remade by DMC in a separate certificate at that time.

(a)                                  Authority.  DMC has the legal power, right and authority to enter into this Agreement and to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to execute and deliver the other documents, instruments and agreements required to be executed or delivered by DMC under this Agreement without the necessity of any act or consent of any other person whomsoever.

(b)                                 Requisite Action.  The execution, delivery and performance by DMC of this Agreement and each and every agreement, document and instrument provided for in this Agreement have been duly authorized and approved by all corporate action on the part of DMC.

(c)                                  Binding Nature.  This Agreement and all documents required hereby to be executed by DMC are and shall be valid, legally binding obligations of and enforceable against DMC in accordance with their terms, subject, only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(d)                                 Contracts.  There are no oral or written contracts between DMC and any other person or entity with respect to the ownership, operation, maintenance, use or occupancy of the Property, other than the Sublease and the Option Assignment.  DMC has not assigned or otherwise granted any right or interest in the Option or the Option Agreement to any person or entity, other than the rights expressly granted to Aerojet under the Option Assignment.  The Sublease has not been modified or amended in any manner whatsoever.  The Option Assignment is terminated and of no force or effect.  Neither Aerojet nor any other person or entity has any right to exercise any right under the Option Assignment, and Aerojet has not assigned any of its rights under the Option Assignment to any person or entity.  Upon the Close of Escrow, Owner will be the sole owner of the Option and the Option Agreement, free and clear of any lien, claim, right of third party or other encumbrance whatsoever, other than any encumbrance placed on the Option or Option Agreement solely by Owner.

(e)                                  Title Matters.  Except as expressly disclosed in the Option Agreement, upon the recordation of the Aerojet Deed and the DMC Deed in the Official Records, there will be no matters of record against the Property placed there by DMC or caused by the acts or omissions of DMC or any of its agents or representatives.

(f)                                    [Intentionally deleted.]

(g)                                 Option.  DMC has not exercised and could not exercise the Option.

(h)                                 Property Conditions.  DMC has not become aware of any material adverse conditions affecting the Property caused by any third party.

12.                                 Owner’s Representations and Warranties.         In addition to any express agreements of the Owner herein contained, the following constitute representations and warranties of the Owner to DMC.  Each of such representations and warranties shall be continuing and shall remain true and correct as of the Close of Escrow with the same force and effect as if remade by Owner in a separate certificate at that time.

(a)                                  Authority.  The Owner has the legal power, right and authority to enter into this Agreement, and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b)                                 Requisite Action.  All requisite action has been taken by the Owner in connection with the entering into this Agreement, and the instruments herein referenced, and the consummation of the transactions hereby contemplated.

(c)                                  Binding Nature.  This Agreement and all documents required hereby to be executed by the Owner are and shall be valid, legally binding obligations of and enforceable against the Owner in accordance with their terms, subject, only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principles affecting or limiting the rights of contracting parties generally.

(d)                                 In addition to any information concerning the Property of which Owner has become aware as a result of its ownership of the Property, Owner has had the opportunity to inspect the Property and evaluate the condition of the Property.

(e)                                  [Intentionally deleted.]

(f)                                    No Other Representations.  DMC has made no representations or warranties to the Owner, oral or written, except as may be specifically set forth in this Agreement, the Lease Assignment, or the Lease.

(g)                                 [Intentionally deleted.]

13.                                 Legal and Equitable Enforcement of this Agreement; Indemnities.

(a)                                  Default by DMC.  In the event the Close of Escrow and the consummation of the transactions herein contemplated do not occur by reason of any default by DMC, the Owner shall have the right to pursue any right, claim, damage and remedy available to it at law or in equity.

(b)                                 Default by Owner.  IN THE EVENT THE CLOSE OF ESCROW AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DO NOT OCCUR AS HEREIN PROVIDED ON OR BEFORE THE SCHEDULED CLOSE OF ESCROW AS A RESULT OF A REASON OTHER THAN DMC’S DEFAULT, THE OWNER AND DMC AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH DMC MAY SUFFER.  THEREFORE THE OWNER AND DMC HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT DMC WOULD SUFFER IN THE EVENT ESCROW FAILS TO CLOSE FOR ANY REASON OTERH THAN DMC’S DEFAULT IS AND SHALL BE, AS DMC’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), (I) AN AMOUNT EQUAL TO THE NON-REFUNDABLE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON, AND (II) THE AMENDED AND RESTATED OPTION AGREEMENT BECOMING EFFECTIVE ON THE RESTATED OPTION EFFECTIVE DATE. SAID REMEDY SHALL BE DMC’S FULL, AGREED AND LIQUIDATED

DAMAGES FOR THE FAILURE OF ESCROW TO CLOSE ON OR BEFORE THE SCHEDULED CLOSE OF ESCROW, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY DMC.  THE PAYMENT OF THE NON-REFUNDABLE DEPOSIT AS LIQUIDATED DAMAGES AND THE EFFECTIVENESS OF THE AMENDED AND RESTATED OPTION AGREEMENT ON THE RESTATED OPTION AGREEMENT EFFECTIVE DATE IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO DMC PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 and 1677. DMC HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.

Owner’s Initials	DMC’s Initials

(c)                                  Owner’s Indemnity.  Owner shall indemnify, defend and hold harmless DMC, and each of DMC’s officers, directors, agents and representatives, and each of their successors and assigns, from and against any and all claims, liabilities, demands, lawsuits, litigation, losses, damages (including consequential damages and penalties), fees, costs and expenses (including settlement costs, and costs and expenses of counsel and other professional fees, including those incurred in investigating, bringing or defending any claim or action or threatened claim or action), obligations, liens, executions, fines, awards, indebtedness, defenses and causes of action, of every and whatever type, kind, nature, description or character (collectively, “Claims and Liabilities”), arising out of, connected with or relating to any breach by Owner of any of its representations and warranties under this Agreement.

(d)                                 DMC’s Indemnity.  DMC shall indemnify, defend and hold harmless Owner, and each of Owner’s managers, members, agents and representatives, and each of their successors, heirs and assigns, from and against any and all Claims and Liabilities arising out of, connected with or relating to any breach by DMC of any of its representations and warranties under this Agreement.

(e)                                  Non-Exclusive Remedy.  The indemnities set forth in paragraphs (c) and (d) of this Section 13 shall forever terminate on the first anniversary of the Close of Escrow, other than those Claims and Liabilities for which a party has demanded indemnification in writing from the other party prior to such time, which Claims and Liabilities shall survive such termination.  The rights and remedies set forth in paragraphs (c) and (d) of this Section 13 shall not be exclusive, but shall be cumulative with any other rights and remedies available.

14.                                 Notices.  All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission followed by delivery of a “hard” copy, and shall be deemed received upon the date of receipt thereof.

If to Owner:	Spin Forge, LLC
2 Evergreen Road
Severna Park, Maryland 21146
Attention: Joseph Allwein
Facsimile: (410) 431-7050

With a copy to:	Van Etten Suzumoto & Becket LLP
1620 26th Street, Suite 600 North
Santa Monica, California 90404
Attention: Richard S. Grant, Esq.
	Facsimile: (310) 315-8210	A

If to DMC:	Dynamic Materials Corporation
5405 Spine road
Boulder, Colorado 80301
Attention: Richard Santa
Facsimile: (303) 604-1897

With a copy to:	Milan D. Smith, Jr., Esq.
Smith Crane Robinson & Parker, LLP
Suite 500, 21515 Hawthorne Boulevard
Torrance, California 90503
Fax: (310) 543-4507

To Escrow Holder:	Carolyn Marcial
Escrow Officer
First American Title Insurance Company
National Commercial Services
520 N. Central Avenue, 8th Floor
Glendale, California 91203
Facsimile: (818) 242-5916

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 14.

15.                                 Broker. At the Close of Escrow, DMC shall pay from funds accruing to DMC through Escrow, pursuant to DMC’s separate agreement (the “Listing Agreement”) with Grubb & Ellis Company (“Broker”), the brokerage commission and fees owed to DMC’s Broker in connection with the transactions contemplated by this Agreement. The Owner represents and warrants to DMC that it is not represented in this transaction by the Broker. DMC represents and warrants to the Owner that except for the Broker, it has engaged no other broker or finder in connection with any transaction contemplated by this Agreement. The Owner represents and warrants to DMC that it has engaged no broker or finder in connection with any transaction contemplated by this Agreement. In the event any claims for brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement are made by anyone other than the Broker against DMC, then the Owner shall indemnify, save harmless and defend DMC from and against such claims if they are based upon any statement or representation or agreement by the Owner, and DMC shall indemnify, save harmless and defend the Owner from and against any claims, liabilities, damages, fees, losses, costs and expenses (including reasonable attorneys’ fees and expenses)  if made or based upon any statement, representation or agreement made by DMC or as a result of claims of Broker or pursuant to the Listing Agreement.

16.                                 Required Actions of Owner and DMC.  The Owner and DMC each agree to execute all such instruments and documents and to take all actions pursuant to the provisions hereof in order to consummate the purchase and sale herein contemplated and shall use their good faith efforts and due diligence to accomplish the Close of Escrow in accordance with the provisions hereof.

17.                                 Assignment.  This Agreement may not be assigned by either party.

18.                                 Miscellaneous.

(a)                                  Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(b)                                 Waivers.  No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation to act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

(d)                                 Professional Fees.  In the event any action or suit is brought by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including, without limitation, actual attorney fees, accounting and engineering fees, and any other professional fees resulting therefrom.

(e)                                  Entire Agreement.  This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(f)                                    Time of Essence.  DMC and the Owner hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.  The provisions of this paragraph shall apply to the requirement in this Agreement that Escrow shall close on or before the date of the Scheduled Close of Escrow.

(g)                                 Construction.  Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement.  Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.  This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.  Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement.  All exhibits referred to in this Agreement and the Glossary of Terms are attached and incorporated by this reference.  In the event the date on which Owner or DMC is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.  A “business day” shall be a day on which the Escrow Holder is regularly open for business to the general public.

(h)                                 Governing Law.  The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California.  The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

(i)                                     Separate Counterparts.  This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall, together, constitute and be one and the same instrument.

(j)                                     Further Assurances.  Each party hereto agrees that it will, at anytime and from time to time after the Close of Escrow, upon request of the other party hereto, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged or delivered, such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for the better carrying out of the transaction envisioned by this Agreement. The parties agree that upon the Close of Escrow, the Owner shall have the unilateral right to record a termination of any Memorandum of Option concerning the Option Agreement and/or the Operating Lease.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

DYNAMIC MATERIALS CORPORATION,
a Delaware corporation

By:
Its:
Date:

SPIN FORGE, LLC,
a California limited liability company

By:
Its:
Date:

GLOSSARY OF TERMS

1.                                       “Close of Escrow” means the date the DMC Deed and the Aerojet Deed are recorded in the Official Records.

2.                                       “Escrow” means the escrow opened with the Escrow Holder for the consummation of the transaction described in this Agreement.

3.                                       “Escrow Holder” means Carolyn Marcial Escrow Officer First American Title Insurance Company National Commercial Services 520 N. Central Avenue, 8th Floor Glendale, California 91203.

4.                                       “Official Records” means the records of the County Recorder Los Angeles County.

5.                                       “Opening of Escrow” means the date on which a fully executed copy of this Agreement is delivered to Escrow Holder by Owner and DMC and DMC and Owner have delivered into the Escrow the other documents and agreements required to be delivered into the Escrow under Section 4 above.

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

[TO BE ATTACHED AT EXECUTION]

EXHIBIT B

SUBLEASE

[TO BE ATTACHED AT EXECUTION]

EXHIBIT C

AMENDED AND RESTATED OPTION AGREEMENT

THIS AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”) is made and entered into on this               by and between DYNAMIC MATERIALS CORPORATION, a Delaware corporation (“DMC”), and SPIN FORGE, LLC, a California limited liability company (“Owner”), with respect to the following facts:

A.                                   The Owner owns real property (the “Owned Land”) located in Los Angeles County, California with a street address of 1700 East Grand Avenue, El Segundo, California 90245 and more particularly described on Exhibit A attached hereto and incorporated herein by this reference. The Owned Land, together with all appurtenant easements and other appurtenances thereto, together with all buildings, structures, and other improvements located thereon and all fixtures attached thereto (collectively, the “Building”), is referred to herein collectively as the “Property.”

B.                                     The Property is currently subject to that certain Operating Lease dated as of March 18, 1998 (the “Operating Lease”) between Owner and DMC providing for the lease of the Property by DMC from Owner.

C.                                     DMC and Owner have entered into an Option Agreement dated as of March 18, 1998, which agreement (as heretofore modified, the “Option Agreement”) has been previously modified by written Amendments One through Five inclusive.

D.                                    The Option Agreement was entered into concurrently with that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of March 18, 1998.  Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Purchase Agreement.

E.                                      DMC has subleased the Property to Aerojet-General Corporation (“Aerojet”) pursuant to the provisions of a Sublease dated September 17, 2004 (the “Sublease”).

F.                                      DMC and Owner wish to further amend the Option Agreement and to restate the contents thereof in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the payment by DMC to Owner of the Option Fee and the Extension Fee and in consideration of the promises and agreements of the parties set forth herein, the sufficiency of which is hereby acknowledged by both Owner and DMC, Owner and DMC hereby promise and agree as follows:

1.                                       Option. Owner hereby grants to DMC an exclusive option (the “Option”) to purchase the Property on the terms and subject to the conditions set forth in this Agreement.

A.                                   Term. The term of the Option (the “Term”) commenced as of March 18, 1998 and shall terminate on January 1, 2012.

B.                                     Time of Exercise. The Option may be exercised by DMC at any time from and after November 1, 2006 12:01 a.m. P.S.T. until the expiration of the Term.

C.                                     Procedure for Exercise. The Option may be exercised during the time specified in Section 1(B) by delivering to Owner a written notice of exercise (the “Exercise Notice”) stating that DMC is thereby exercising the Option.

2.                                       Purchase Price.

The purchase price for the Property upon exercise of the Option (the “Purchase Price”) shall be Two Million Eight Hundred Eighty Thousand Dollars ($2,880,000.00); provided, however, that if the Option is exercised after January 31, 2007, the Purchase Price shall the greater of (A) the fair market value of the Property at the time the Option is exercised (as determined in accordance with the procedures set forth in Article 1, Section C of the Operating Lease for the determination of “Extended Term Base Rent”) or (B) Two Million Eight Hundred Eighty Thousand Dollars ($2,880,000.00); and provided further that if the Option is exercised on or before January 31, 2007 but the purchase of the Property is not closed on or before January 31, 2007 due to the default of the Owner or the fact that the sixty (60) day period called for in Section 11 hereof has not yet passed, the Purchase Price shall be Two Million Eight Hundred Eighty Thousand Dollars ($2,880,000.00), provided that the purchase of the Property is closed within a reasonable period of time after Owner has cured such default.

3.                                       Documents Received by DMC. DMC hereby acknowledges that, as of the date of this Agreement, DMC has received copies of the following documents:

A.                                   The Land Title Survey of the Property prepared by Guy J. Olsen, dated June 27, 1997.

B.                                     The Owner’s Policy of Title Insurance Number 7130117X49 covering the Property dated effective February 26, 1998 issued by Chicago Title Insurance Company to Owner; and Owner’s Policy of Title Insurance Number 9632400-8 covering the Property dated effective December 11, 1996 issued by First American Title Insurance Company (the “Current Policy”).

4.                                       Owner’s Affirmative Operating Covenants. Until the earliest to occur of the end of the Term, the purchase of the Property by DMC (or any assignee of DMC’s interest in the Option), or the termination of this Agreement, Owner shall operate, maintain, and repair the Property in a manner required under the Operating Lease. In addition, Owner agrees to further cooperate with DMC as follows:

A.                                   Owner hereby agrees that DMC (and/or its nominee(s)) and their agents (“Authorized Parties”) shall have the right during the Term to access all and any part of the Property to undertake such inspections, investigations, tests, studies (including, but not limited to, entitlement and/or economic and feasibility studies and the environmental condition of the

Property), review materials and determine the feasibility of obtaining such permits (including, without limitation, those related to title, lawful subdivision, economic and feasibility studies, zoning, building codes, setback and other similar requirements and other governmental regulations, engineering tests, government entitlements, economic feasibility and the existence and location of utilities), as DMC or other Authorized Party may elect to obtain. The activities envisioned and authorized by this Section 4 (A) are sometimes referred to herein as “Section 4 (A) Activities.”

B.                                     The rights granted in Section 4 (A) above are expressly conditioned upon fulfillment of the following requirements:

(i)                                     The Authorized Parties shall not unreasonably interfere with Aerojet’s or any authorized third party’s use or operation of the Property;

(ii)                                  Representatives of Owner shall be notified at least two (2) business days prior to the time when any Authorized Party will be on the Property and Owner’s representatives shall have the right to accompany the Authorized Party at all times when the same are on the Property and to take “split samples” of any tests conducted;

(iii)                               No Authorized Party shall invade, alter or destroy the Property, nor any improvement thereon in any manner whatsoever, except as expressly agreed by Owner; provided, however, Authorized Parties may do such invasive environmental, soils and geological testing as may be commercially reasonable so long as the requirements of subsection (e) and Section 3 below are satisfied;

(iv)                              DMC shall obtain and maintain (i) liability insurance in the amount of, at least, One Million Dollars ($1,000,000) for property damage coverage and in the amount of, at least, One Million Dollars ($1,000,000) for personal injury coverage, and (ii) such workers’ compensation insurance and disability insurance, as required by law, all of which insurance shall name Owner as an additional insured party with respect to DMC and any other Authorized Party.  DMC (or any Authorized Party desiring to enter upon the Property to undertake Section 4 (A) Activities) shall provide to Owner one or more certificates of insurance evidencing such coverage prior to entering upon the Property for the purpose of conducting any Section 4 (A) Activities; and

(v)                                 Except as expressly noted herein, any Section 4 (A) Activity performed on, or in connection with the Property by DMC, or any other Authorized Party, shall be at that party’s sole cost and expense.  DMC, for itself and any Authorized Party, covenants and agrees to pay, or caused to be paid, in full all persons who perform labor upon or furnish materials to the Property and not to permit or suffer any mechanic’s or materialman’s lien(s) of any kind or nature to be asserted or enforced against the Property, for any work done or materials furnished thereon or thereto at the instance or request of, or on behalf of DMC, or any other Authorized Party.  Moreover, DMC shall have the responsibility to remove, or cause to be removed, from the Property and lawfully dispose of all cuttings, debris, core samples, test borings, materials, and any other remains or samples resulting from any Section 4 (A) Activities, at its sole cost and expense.

C.                                     DMC, for itself and any Authorized Party, hereby agrees to indemnify, defend and hold Owner, its agents, representatives and assigns, free and harmless from and against any and all losses, costs, liabilities, claims, damages or expenses of any kind (including, without imitation, reasonable attorney fees and costs) arising out of any Section 4 (A) Activities, or any other acts or omissions caused, suffered, authorized or permitted by DMC, or any other Authorized Party, on or in connection with the Property in connection with the carrying out of any Section 4 (A) Activities.  Moreover, DMC hereby agrees, at its sole cost and expense, to promptly restore, or cause to be restored, the Property substantially to its condition immediately prior to the performance of the Section 4 (A) Activities by DMC or any other Authorized Party.

D.                                    Owner understands that DMC and/or another Authorized Party may undertake the necessary processes and investigations with the cognizant government authorities for the master planning of the Property (“Master Planning Activities”), including, but not limited to, obtaining from the City of El Segundo and any other cognizant governmental entities, a vesting tentative map, environmental impact reports, conditional use permits, and/or any other entitlement(s) deemed necessary or appropriate by DMC or any Authorized Party to enhance the developability of the Property.

E.                                      Owner hereby authorizes DMC and any other Authorized Party to undertake the Master Planning Activities with respect to the Property and, subject to the restrictions herein contained, authorizes DMC and such other Authorized Party to exercise such powers in its name and stead as may be necessary and appropriate in connection therewith.

F.                                      Owner hereby agrees to join in executing any applications for governmental approvals and/or entitlements reasonably as may be requested by DMC from time to time in connection with such Master Planning Activities, but with no personal obligation being assumed by Owner beyond that of executing applications or other documents prepared by DMC or an Authorized Party in connection with the Property.  DMC will reimburse, or cause the relevant Authorized Party to reimburse, Owner’s reasonable out-of-pocket expenses, if any, incurred in cooperating with such attempts to obtain governmental approvals.

G.                                     The agreement by Owner to cooperate with such Master Planning Activities and any other provision of this Agreement shall not be construed as making either a partner or joint venturer of the other.

H.                                    If for any reason DMC or another Authorized Party does not acquire the Property from Owner, DMC shall deliver to Owner, at no cost or expense to Owner, such written work product, except that which is subject to a recognized legal privilege, pertaining to the development and improvement of the Property as it has in its possession or control.

5.                                       Owner’s Negative Operating Covenant. Until the earliest to occur of the end of the Term, the purchase of the Property by DMC (or any assignee of DMC’s interest in the Option) or the termination of this Agreement, Owner shall not, without the prior written consent of DMC, which consent shall not be unreasonably withheld, sell, convey, further option, lease, or otherwise cloud title to the Property or any portion thereof or contract to do any of the foregoing.

6.                                       Title.                   Title to the Property shall be subject to the following matters:

A.                                   The lien for general real property taxes, general assessments, and all installments of special assessments against the Property for the year of Closing and all subsequent years.

B.                                     The matters set forth in the Current Policy other than monetary liens that are approved pursuant to Section 6 (A) or 6 (C).

C.                                     Any and all matters accepted or deemed accepted by DMC pursuant to Section 8 of this Agreement.

The foregoing title exceptions are collectively referred to herein as the “Permitted Exceptions.”

7.                                       Title Commitment. Owner shall within ten (10) days after its receipt of the Exercise Notice, furnish to DMC a preliminary report (the “Preliminary Report”) from a title insurance company reasonably acceptable to both Owner and DMC (the “Title Company”) showing title to the Property vested in Owner. Contemporaneous with the delivery of the Preliminary Report, the Title Company shall deliver to DMC copies of all instruments referred to in the Preliminary Report.

8.                                       Title Matters.

A.                                   Objection by DMC. Within ten (10) days after DMC’s receipt of the Preliminary Report, DMC shall give Owner notice of all title defects to which it objects disclosed by the Preliminary Report (“Title Defects”) that are not already deemed approved pursuant to Section 6 (A) and (B) hereof. Any and all Title Defects which are not objected to by notice from DMC to Owner given within said ten (10) day period shall be deemed accepted by DMC and shall constitute Permitted Exceptions.

B.                                     Owner’s Option to Cure. In the event DMC gives Owner timely notice of DMCs objection to any Title Defects, Owner shall have the right to cure such Title Defects at or prior to the Closing as provided in this Section 8 (B) but shall not be obligated hereby to cure any such Title Defects or to incur any expense in connection with any such cure.  For purposes hereof, a Title Defects shall be deemed cured if (i) the Title Company deletes the Title Defects from the Preliminary Report and the Policy; or (ii) the Title Company undertakes in writing to add a provision to the Policy obligating the Title Company, within the limits of such Policy, to protect DMC against loss or damage incurred on account of such Title Defects.

C.                                     Termination by DMC. If each of the Title Defects timely objected to by DMC has not been cured prior to the date of the Closing, DMC shall have the right, as its sole and exclusive remedy, to be exercised by written notice given to Owner at or prior to the Closing, to: (i) terminate this Agreement; (ii) waive its objection to such Title Defects and accept the same as Permitted Exceptions; or (iii) reduce the Purchase Price to reflect the detriment to the Property caused by the Title Defects as mutually agreed by Owner and DMC, provided that Owner and DMC shall have no obligation to agree on such amount.  In the event DMC does not notify Owner and the Escrow Holder at or prior to the Closing (i) of its decision to terminate this

Agreement, (ii) that the Owner and DMC have not reached agreement on the reduction of the Purchase Price, or (iii) DMC has decided not to waive its objection(s) to any non-cured Title Defects, DMC shall be deemed to have waived its objection to such Title Defects and to have accepted such Title Defects as Permitted Exceptions.  In the event this Agreement is terminated by DMC pursuant to this Section 8 (C) both parties shall thereupon be relieved of all further obligations hereunder.

9.                                     As-Is Sale. DMC is thoroughly familiar with the condition of the Property.  DMC IS NOT RELYING ON ANY REPRESENTATION, WARRANTY, WRITTEN INFORMATION, DATA, REPORT OR STATEMENT OF OWNER OR ITS AGENTS AS TO THE CONDITION OF THE PROPERTY AND IS PURCHASING THE PROPERTY IN ITS “AS-IS” “WHERE-IS” CONDITION, WITH ALL FAULTS, BASED SOLELY UPON DMC’S KNOWLEDGE OF THE PROPERTY AND ITS OWN INDEPENDENT INSPECTION AND REVIEW OF THE PROPERTY. BY CONSUMMATING THE CLOSING, DMC SHALL BE DEEMED TO HAVE BEEN SATISFIED WITH ALL ASPECTS OF THE PROPERTY, INCLUDING. WITHOUT LIMITATION, THE CONDITION AND PHYSICAL ASPECTS OF THE BUILDING, THE CONDITION OF THE PROPERTY, THE AVAILABILITY OF UTILITIES AND SANITARY FACILITIES AND THE SUITABILITY OF THE PROPERTY FOR ITS INTENDED USE.

10.                                 Prorations. Real property taxes, assessments, and current installments of special assessments on the Property shall be prorated to the date of Closing.  All other items of income and expense for the Property shall be prorated to the date of the Closing based upon the best information available on the date of the Closing. Prorations under this Section 10 based upon estimated amounts or deferred until further information becomes available shall be re-prorated between the parties after the Closing as soon as the information required to make a definitive proration becomes available.

11.                                 Closing. The purchase and sale of the Property, and each of the deliveries contemplated below, shall be consummated on or before sixty (60) calendar days after the date of the Exercise Notice through an escrow (the “Escrow”) with an escrow company located in Los Angeles County that is reasonably satisfactory to Owner and DMC (the “Escrow Holder”).  Escrow shall be opened as soon as practicable following DMC’s exercise of the Option.  This Agreement, as well as any escrow instructions executed by DMC and Owner at the request of the Escrow Holder shall constitute the Escrow Holder’s instructions.  In the event of any conflict or inconsistency between this Agreement and any other instructions delivered to the Escrow Holder, the terms of this Agreement shall govern the duties of the Escrow Holder and the rights and obligations of DMC and Owner. At the Closing:

A.                                   DMC (or any assignee of DMC’s interest in the Option) shall pay to Owner the Purchase Price as well in cash or other immediately available funds

B.                                     Owner shall convey the fee simple absolute of the Property to DMC (or any assignee of DMC’s interest in the Option) by grant deed, free and clear of all liens and encumbrances, subject only to the Permitted Exceptions.

C.                                     Owner shall assign, deliver and otherwise transfer (as appropriate) to DMC (or any assignee of DMC’s interest in the Option) and DMC (or any assignee of DMC’s interest in the Option) shall assume (as appropriate) all obligations of Owner under, any and all service, maintenance and management agreements, if any, affecting the Property unless DMC (or any assignee of DMC’s interest in the Option) have requested that Owner terminate any such prior to the Closing, and all plans, specifications, surveys, studies, warranties, licenses, permits, certificates of occupancy and all other similar items in Owner’s possession or control affecting the Property.

D.                                    Owner shall obtain the unconditional commitment of the Title Company to issue to DMC its ALTA extended coverage policy of title insurance (the “Policy”) insuring title to the Property in DMC (or any assignee of DMC’s interest in the Option) in the amount of the Purchase Price.

E.                                      The parties shall each do or cause to be done such other matters and things as shall be necessary or appropriate to consummate the Closing.

F.                                      Each party shall pay (through deliver into the Escrow or from funds derived from a portion of the Purchase Price) one-half of any charges imposed by the Escrow Company for its services, Owner shall pay the premium charged by the Title Company for the Policy, the cost of any survey or survey update necessary for the Title Company to issue the Policy, the cost of any Documentary Transfer Tax, and the cost of discharging any monetary encumbrance that is a lien on the Property, and DMC (or any assignee of DMC’s interest in the Option) shall pay all recording fees.

12.                                 Sales Commissions. Owner and DMC shall each indemnify, defend and hold the other harmless from and against any and all claims for commissions, fees or other compensation made by any real estate broker, agent, salesman, finder, or other person as a result of the sale of the Property herein contemplates on account of any implied or express commitment or undertaking to pay such a commission or fee made by the indemnifying party.

13.                                 Assignment. This Agreement shall be binding and effective on and inure to the benefit of the successors and assigns of the parties hereto.  Either party shall have the right to assign its rights under this Agreement to any person or entity without obtaining the consent of the other party. Upon any such assignment and the assumption in writing by the assignee of all obligations and benefits under this Agreement by the assignee (with a copy of such assignment and assumption being delivered to the non-assigning party hereunder) the assignor shall be relieved of any further financial or other obligation to the other party under this Agreement.

14.                              Recording. Owner and DMC shall promptly upon the request of either of them execute a short form memorandum of this Agreement in form and substance acceptable to both Owner and DMC and suitable for recording and, at the option of either party, may file such memorandum for record in the Official Records of Los Angeles County, California.

15.                               Specific Performance. The parties agree that it is impossible to measure in money the damages which would accrue to DMC by reason of a failure by Owner to perform any of the obligations as set forth in this Agreement.  Accordingly, Owner agrees that DMC may have specific performance of this Agreement in any court of competent jurisdiction.  Furthermore, if DMC or any successor-in-interest institutes any action or proceeding to enforce the provisions of this Agreement, any person (including Owner) against whom such action or proceeding is brought hereby waives the claim or defense therein that DMC or any successor-in-interest has an adequate remedy at law.

16.                                Attorneys’ Fees. In the event that a law suit is brought to enforce or interpret all or any portion of this Agreement, the prevailing party in such suit shall be entitled to recover, in addition to any other relief available to such party, reasonable costs and expenses, including, without limitation, attorneys’ fees, incurred in connection with such suit.

17.                                 Notices. All notices provided for herein shall be in writing and shall be deemed given to a party when a copy thereof, addressed to such party as provided herein, is actually delivered by personal delivery, by overnight courier service, by facsimile transmission, or by certified or registered mail, return receipt requested, to the address of such party.  All notices to Owner shall be addressed to Owner at the following address and facsimile number or such other address and facsimile number of which Owner gives DMC notice hereunder:

If to Owner:	Spin Forge, LLC
2 Evergreen Road
Severna Park, Maryland 21146
Attention: Joseph Allwein
Facsimile: (410) 431-7050

With a copy to:	Van Etten Suzumoto & Becket LLP
1620 26th Street, Suite 600 North
Santa Monica, California 90404
Attention: Richard S. Grant, Esq.
	Facsimile: (310) 315-8210	A

All notices to DMC shall be addressed to DMC at the following address and facsimile number or such other address and facsimile number of which DMC gives Owner notice hereunder:

If to DMC:	Dynamic Materials Corporation
5405 Spine road
Boulder, Colorado 80301
Attention: Richard Santa
Facsimile: (303) 604-1897

With a copy to:	Milan D. Smith, Jr., Esq.
Smith Crane Robinson & Parker, LLP
Suite 500, 21515 Hawthorne Boulevard
Torrance, California 90503
Fax: (310) 543-4507

Either party may change its address for notice purposes by giving notice thereof to the other party in accordance with the provisions of this Section 17.

18.                                 Governing Law and Venue. The validity and effect of this Agreement shall be determined in accordance with the laws of the State of California (without regard to its conflict of law doctrine) and the venue for any action to enforce or interpret this Agreement shall be in a court of competent jurisdiction located in the State of California and each of the parties consents to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

19.                                 Survival. This Agreement and all obligations provided herein shall, to the extent not fully satisfied and performed by or through the Closing, survive the Closing and the conveyance of title to the Property.

20.                                 Computation of Time. If any event or performance hereunder is scheduled or required to occur on a date which is on a Saturday, Sunday, or legal state or federal holiday in Los Angeles, California, the event or performance shall be required to occur on the next day which is not a Saturday, Sunday, or legal state or federal holiday in Los Angeles, California.

21.                                 Entire Agreement. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, understandings, warranties, and negotiations, all of which are by the execution hereof rendered null and void.  No amendment or modification of this Agreement shall be made or deemed to have been made unless in writing, executed by the party or parties to be bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below intending that it be valid and effective from and after the date first above written.

DYNAMIC MATERIALS CORPORATION,
a Delaware corporation

By:
Its:
Date:

SPIN FORGE, LLC,
a California limited liability company

By:
Its:
Date:

EXHIBIT D

SUBLEASE ASSIGNMENT

[TO BE ATTACHED AT EXECUTION]

EXHIBIT E

AEROJET DEED

[TO BE ATTACHED AT EXECUTION]

EXHIBIT F

DMC DEED

[TO BE ATTACHED AT EXECUTION]